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Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-47590

PROSPECTUS SUPPLEMENT DATED AUGUST 9, 2001
to
Prospectus Dated October 19, 2000

ADC TELECOMMUNICATIONS, INC.

895,107 Shares
of
Common Stock
($.20 Par Value)

    This Prospectus Supplement supplements the Prospectus dated October 19, 2000 (the "Prospectus") of ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), relating to an aggregate of 895,107 shares of Common Stock, par value $.20 per share (the "Common Stock"), of the Company that may be sold from time to time by certain shareholders of the Company who received such shares in connection with the Company's acquisition of Broadband Access Systems, Inc., or by donees, pledgees, transferees or other successors-in-interest that receive such shares as a gift, pledge, distribution to members or partners or other non-sale-related transfer (the "Selling Shareholders"). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SHAREHOLDERS

    Recently, Norwest Limited LP, LLP donated 500,000 shares of ADC Common Stock to the Wells Fargo Foundation. Additionally, Abbot L. Gilman transferred 200,000 shares of ADC Common Stock to the Gilman Grantor Retained Annuity Trust u/a dated 6/7/2001, Paul T. Chang transferred 100,000 shares of ADC Common Stock to the Chang Charitable Remainder Unitrust, and Paul Nikolich transferred 4,000 shares of ADC Common Stock to each of the Anna L. Nikolich Irrevocable Trust 2000, the Adam P. Nikolich Irrevocable Trust 2000, the Kyle M. Nikolich Irrevocable Trust 2000, the Evan D. Nikolich Irrevocable Trust 2000, Donna M. Goode as custodian for Jason M. Goode, Donna M. Goode as custodian for Kevin M. Goode, and Joan Nikolich. Stan Druckenmiller gifted 6,773 shares of ADC Common Stock to the Robinhood Foundation. Except as otherwise noted below, none of such transferees were specifically named in the Prospectus. The following table lists the Selling Shareholders not previously specifically identified in the Prospectus as a selling shareholder, and the number of shares each such Selling Shareholder beneficially owns and may sell, as well as updates the number of shares beneficially owned and available for sale by the Selling Shareholders noted below who were previously listed as a selling shareholder, pursuant to the Prospectus from time to time. The table of

Selling Shareholders in the Prospectus is hereby amended to include the persons or entities identified below as Selling Shareholders:

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(3)
Wells Fargo Foundation	500,000	500,000
Gilman Grantor Retained Annuity Trust u/a dated 6/7/2001	200,000	200,000
Chang Charitable Remainder Unitrust	100,000	100,000
Anna L. Nikolich Irrevocable Trust 2000(4)	17,268	17,268
Adam P. Nikolich Irrevocable Trust 2000(4)	17,268	17,268
Kyle M. Nikolich Irrevocable Trust 2000(4)	17,268	17,268
Evan D. Nikolich Irrevocable Trust 2000(4)	17,268	17,268
Robinhood Foundation(5)	14,035	14,035
Donna M. Goode, custodian for Jason M. Goode	4,000	4,000
Dona M. Goode, custodian for Kevin M. Goode	4,000	4,000
Joan Nikolich	4,000	4,000

(1)
The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2)
Except as otherwise indicted, represents less than 1% of the outstanding shares as of the date of this Prospectus Supplement. Information about the beneficial ownership of our shares has been given to us by the selling shareholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named selling shareholders.

(3)
Assumes the sale of all shares offered by the Prospectus and this Prospectus Supplement.

(4)
Previously listed as a Selling Shareholder in the Prospectus dated October 19, 2000.

(5)
Previously listed as a Selling Shareholder in the Prospectus Supplement dated January 17, 2001.

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PROSPECTUS SUPPLEMENT DATED AUGUST 9, 2001 to Prospectus Dated October 19, 2000 ADC TELECOMMUNICATIONS, INC.
895,107 Shares of Common Stock ($.20 Par Value)
SELLING SHAREHOLDERS